SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                    AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

                                    05356X700
                                 (CUSIP Number)

                                 April 21, 2010
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

Schedule 13G
CUSIP No. 05356X700                                                PAGE 2 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Partners
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   23,695
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   23,695
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   23,695
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.36%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 3 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Institutional Partners, L.P.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   49,764
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   49,764
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   49,764
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.75%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 4 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      M. H. Davidson & Co.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   4,261
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   4,261
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   4,261
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.06%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 5 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International, Ltd.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                  British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   55,448
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   55,448
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   55,448
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.84%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    CO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 6 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Distressed Opportunities Fund LP
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   107,601
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   107,601
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   107,601
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   1.63%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 7 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Distressed Opportunities International Ltd.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   233,285
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   233,285
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   233,285
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   3.53%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    CO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 8 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      MHD Management Co.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   23,695
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   23,695
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   23,695
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.36%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 9 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      MHD Management Co. GP, L.L.C.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   23,695
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   23,695
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   23,695
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.36%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    OO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 10 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      M.H. Davidson & Co. GP, L.L.C.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   4,261
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   4,261
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   4,261
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.06%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    OO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 11 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Advisers Inc.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   49,764
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   49,764
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   49,764
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.75%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IA
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 12 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International Advisors, L.L.C.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   55,448
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   55,448
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   55,448
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.84%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    OO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 13 OF 44


--------------------------------------------------------------------------------

(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Group LLC
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                   107,601
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                   107,601
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   107,601
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   1.63%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    OO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 14 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Management Partners LP
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   233,285
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   233,285
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   233,285
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   3.53%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 15 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Stillwater GP LLC
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   233,285
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   233,285
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   233,285
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   3.53%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    OO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 16 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas L. Kempner, Jr.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   474,054
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   474,054
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   474,054
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.17%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 17 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Stephen M. Dowicz
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   474,054
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   474,054
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   474,054
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.17%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 18 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Scott E. Davidson
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   474,054
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   474,054
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   474,054
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.17%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 19 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Timothy I. Levart
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                         United Kingdom & United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   474,054
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   474,054
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   474,054
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.17%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 20 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert J. Brivio, Jr.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   474,054
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   474,054
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   474,054
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.17%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 21 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Eric P. Epstein
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   474,054
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   474,054
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   474,054
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.17%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 22 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Anthony A. Yoseloff
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   474,054
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   474,054
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   474,054
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.17%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 23 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Avram Z. Friedman
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   474,054
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   474,054
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   474,054
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.17%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 24 OF 44


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Conor Bastable
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   474,054
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   474,054
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   474,054
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   7.17%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 05356X700                                                PAGE 25 OF 44

--------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

                  Aventine Renewable Energy Holdings, Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  120 North Parkway Drive
                  Pekin, IL 61554

ITEM 2(a).        NAME OF PERSON FILING:

          This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

                  (iv) M.H. Davidson & Co. GP, L.L.C., a Delaware limited liability company ("CO GP");

                  (v) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                  (vi) Davidson Kempner Distressed Opportunities Fund LP, a Delaware limited partnership ("DKDOF");

                  (vii) Davidson Kempner Distressed Opportunities International Ltd., a Cayman Islands corporation ("DKDOI");

                  (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (ix) MHD Management Co. GP, L.L.C., a Delaware limited liability company and the general partner of MHD ("MHD GP");

                  (x) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                  (xi) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL ("DKIA");

Schedule 13G
CUSIP No. 05356X700                                                PAGE 26 OF 44

                  (xii) DK Group LLC, a Delaware limited liability company and the general partner of DKDOF ("DKG");

                  (xiii) DK Management Partners LP, a Delaware limited
                         partnership and the investment manager of DKDOI
                         ("DKMP");

                  (xiv) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

                  (xv) Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals") are managing members of CO GP, MHD GP, DKIA and DKG and stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Stephen M. Dowicz, Scott E. Davidson, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable are limited partners of DKMP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).        CITIZENSHIP:

                  (i)     DKP - a New York limited partnership

                  (ii)    DKIP - a Delaware limited partnership

                  (iii)   CO - a New York limited partnership

                  (iv)    CO GP - a Delaware limited liability company

                  (v)     DKIL - a British Virgin Islands corporation

                  (vi)    DKDOF - a Delaware limited partnership

                  (vii)   DKDOI - a Cayman Islands corporation

                  (viii)  MHD - a New York limited partnership

                  (ix)    MHD GP - a Delaware limited liability company

                  (x)     DKAI - a New York corporation

                  (xi)    DKIA - a Delaware limited liability company

                  (xii)   DKG - a Delaware limited liability company

Schedule 13G
CUSIP No. 05356X700                                                PAGE 27 OF 44

                  (xiii)  DKMP - a Delaware limited partnership

                  (xiv)   DKS - a Delaware limited liability company

                  (xv)    Thomas L. Kempner, Jr. - United States

                  (xvi)   Stephen M. Dowicz - United States

                  (xvii)  Scott E. Davidson -United States

                  (xviii) Timothy I. Levart - United Kingdom & United States

                  (xix)   Robert J. Brivio, Jr. - United States

                  (xx)    Eric P. Epstein - United States

                  (xxi)   Anthony A. Yoseloff - United States

                  (xxii)  Avram Z. Friedman - United States

                  (xxiii) Conor Bastable - United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

          COMMON STOCK, $0.001 PAR VALUE

ITEM 2(e).        CUSIP NUMBER:

          05356X700

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the Act;

                  (b) [ ]  Bank as defined in Section 3(a)(6) of the Act;

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

                  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

Schedule 13G
CUSIP No. 05356X700                                                PAGE 28 OF 44

                  (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

          The Reporting Persons received knowledge of the percentage of their beneficial ownership in the shares that are the subject of this Schedule 13G on April 21, 2010. The Principals may be deemed to beneficially own an aggregate of 474,054 shares as a result of their voting and dispositive power over the 474,054 shares directly owned by DKP, DKIP, CO, DKIL, DKDOF and DKDOI. The percentages used in this Schedule 13G are calculated based upon 6,614,980 shares of Common Stock which the Reporting Persons believe to be issued and outstanding.

          A. DKP

             (a) Amount beneficially owned: 23,695

             (b) Percent of class: 0.36%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 23,695

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       23,695

          B. DKIP

             (a) Amount beneficially owned: 49,764

             (b) Percent of class: 0.75%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 49,764

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       49,764

          C. CO

             (a) Amount beneficially owned: 4,261

Schedule 13G
CUSIP No. 05356X700                                                PAGE 29 OF 44

             (b) Percent of class: 0.06%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,261

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,261

          D. CO GP

             (a) Amount beneficially owned: 4,261

             (b) Percent of class: 0.06%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,261

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,261

          E. DKIL

             (a) Amount beneficially owned: 55,448

             (b) Percent of class: 0.84%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 55,448

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       55,448

          F. DKDOF

             (a) Amount beneficially owned: 107,601

             (b) Percent of class: 1.63%

             (c) Number of shares as to which such person has:

Schedule 13G
CUSIP No. 05356X700                                                PAGE 30 OF 44


                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 107,601

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       107,601

          G. DKDOI

             (a) Amount beneficially owned: 233,285

             (b) Percent of class: 3.53%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 233,285

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       233,285

          H. MHD

             (a) Amount beneficially owned: 23,695

             (b) Percent of class: 0.36%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 23,695

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       23,695

          I. MHD GP

             (a) Amount beneficially owned: 23,695

             (b) Percent of class: 0.36%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 23,695

Schedule 13G
CUSIP No. 05356X700                                                PAGE 31 OF 44

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       23,695

          J. DKAI

             (a) Amount beneficially owned: 49,764

             (b) Percent of class: 0.75%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 49,764

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       49,764

          K. DKIA

             (a) Amount beneficially owned: 55,448

             (b) Percent of class: 0.84%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 55,448

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       55,448

          L. DKG

             (a) Amount beneficially owned: 107,601

             (b) Percent of class: 1.63%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 107,601

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       107,601

Schedule 13G
CUSIP No. 05356X700                                                PAGE 32 OF 44

          M. DKMP

             (a) Amount beneficially owned: 233,285

             (b) Percent of class: 3.53%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 233,285

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       233,285

          N. DKS

             (a) Amount beneficially owned: 233,285

             (b) Percent of class: 3.53%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 233,285

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       233,285

          O. Thomas L. Kempner, Jr.

             (a) Amount beneficially owned: 474,054

             (b) Percent of class: 7.17%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 474,054

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       474,054

Schedule 13G
CUSIP No. 05356X700                                                PAGE 33 OF 44

          P. Stephen M. Dowicz

             (a) Amount beneficially owned: 474,054

             (b) Percent of class: 7.17%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 474,054

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       474,054

          Q. Scott E. Davidson

             (a) Amount beneficially owned: 474,054

             (b) Percent of class: 7.17%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 474,054

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       474,054

          R. Timothy I. Levart

             (a) Amount beneficially owned: 474,054

             (b) Percent of class: 7.17%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 474,054

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       474,054

Schedule 13G
CUSIP No. 05356X700                                                PAGE 34 OF 44

          S. Robert J. Brivio, Jr.

             (a) Amount beneficially owned: 474,054

             (b) Percent of class: 7.17%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 474,054

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       474,054

          T. Eric P. Epstein

             (a) Amount beneficially owned: 474,054

             (b) Percent of class: 7.17%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 474,054

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       474,054

          U. Anthony A. Yoseloff

             (a) Amount beneficially owned: 474,054

             (b) Percent of class: 7.17%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 474,054

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       474,054

Schedule 13G
CUSIP No. 05356X700                                                PAGE 35 OF 44

          V. Avram Z. Friedman

             (a) Amount beneficially owned: 474,054

             (b) Percent of class: 7.17%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 474,054

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       474,054

          W. Conor Bastable

             (a) Amount beneficially owned: 474,054

             (b) Percent of class: 7.17%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 474,054

                 (iii) sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       474,054

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

Schedule 13G
CUSIP No. 05356X700                                                PAGE 36 OF 44


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby makes the following certification:

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 05356X700                                                PAGE 37 OF 44


                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  May 3, 2010              DAVIDSON KEMPNER PARTNERS
                                    By: MHD Management Co.,
                                    its General Partner

                                    By: MHD Management Co. GP, L.L.C.,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER INSTITUTIONAL
                                    PARTNERS, L.P.
                                    By: Davidson Kempner Advisers Inc.,
                                    its General Partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: President

                                    M.H. DAVIDSON & CO.
                                    By: M.H. Davidson &
                                    Co. GP, L.L.C., its
                                    General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    M.H. DAVIDSON & CO. GP, L.L.C.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

Schedule 13G
CUSIP No. 05356X700                                              PAGE 38 OF 44


                                    DAVIDSON KEMPNER INTERNATIONAL,
                                    LTD.
                                    By: Davidson Kempner International Advisors,
                                    L.L.C.,
                                    its Investment Manager

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER DISTRESSED
                                    OPPORTUNITIES FUND LP
                                    By:  DK Group LLC,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER DISTRESSED
                                    OPPORTUNITIES INTERNATIONAL LTD.
                                    By:  DK Management Partners LP,
                                    its Investment Manager
                                    By:  DK Stillwater GP LLC, its general
                                         partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    MHD MANAGEMENT CO.
                                    By: MHD Management Co. GP, L.L.C.,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    MHD MANAGEMENT CO. GP, L.L.C.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER ADVISERS INC.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: President

Schedule 13G
CUSIP No. 05356X700                                              PAGE 39 OF 44

                                    DAVIDSON KEMPNER INTERNATIONAL
                                    ADVISORS, L.L.C.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DK GROUP LLC

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DK MANAGEMENT PARTNERS LP
                                    By:  DK Stillwater GP LLC, its general
                                         partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DK STILLWATER GP LLC

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Thomas L. Kempner, Jr.

                                    /s/ Stephen M. Dowicz
                                    --------------------------
                                    Stephen M. Dowicz

                                    /s/ Scott E. Davidson
                                    --------------------------
                                    Scott E. Davidson

                                    /S/ Timothy I. Levart
                                    --------------------------
                                    Timothy I. Levart

                                    /s/ Robert J. Brivio, Jr.
                                    -------------------------
                                    Robert J. Brivio, Jr.

                                    /s/ Eric P. Epstein
                                    --------------------------
                                    Eric P. Epstein

                                    /s/ Anthony A. Yoseloff
                                    --------------------------
                                    Anthony A. Yoseloff

                                    /s/ Avram Z. Friedman
                                    --------------------------
                                    Avram Z. Friedman

Schedule 13G
CUSIP No. 05356X700                                              PAGE 40 OF 44


                                    /s/ Conor Bastable
                                    --------------------------
                                    Conor Bastable

Schedule 13G
CUSIP No. 05356X700                                              PAGE 41 OF 44

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

          The undersigned  acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  May 3, 2010              DAVIDSON KEMPNER PARTNERS
                                    By: MHD Management Co.,
                                    its General Partner

                                    By: MHD Management Co. GP, L.L.C.,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER INSTITUTIONAL
                                    PARTNERS, L.P.
                                    By: Davidson Kempner Advisers Inc.,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: President

                                    M.H. DAVIDSON & CO.
                                    By: M.H. Davidson & Co. GP, L.L.C.,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    M.H. DAVIDSON & CO. GP, L.L.C.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

Schedule 13G
CUSIP No. 05356X700                                              PAGE 42 OF 44

                                    DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                    By: Davidson Kempner International Advisors,
                                    L.L.C.,
                                    its Investment Manager

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER DISTRESSED
                                    OPPORTUNITIES FUND LP
                                    By:  DK Group LLC,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER DISTRESSED
                                    OPPORTUNITIES INTERNATIONAL LTD.
                                    By:  DK Management Partners LP,
                                    its Investment Manager
                                    By:  DK Stillwater GP LLC, its general
                                         partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    MHD MANAGEMENT CO.
                                    By: MHD Management Co. GP, L.L.C.,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    MHD MANAGEMENT CO. GP, L.L.C.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

Schedule 13G
CUSIP No. 05356X700                                              PAGE 43 OF 44

                                    DAVIDSON KEMPNER ADVISERS INC.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: President

                                    DAVIDSON KEMPNER INTERNATIONAL
                                    ADVISORS, L.L.C.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DK GROUP LLC

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DK MANAGEMENT PARTNERS LP
                                    By:  DK Stillwater GP LLC, its general
                                         partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DK STILLWATER GP LLC

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Thomas L. Kempner, Jr.

                                    /s/ Stephen M. Dowicz
                                    --------------------------
                                    Stephen M. Dowicz

                                    /s/ Scott E. Davidson
                                    --------------------------
                                    Scott E. Davidson

                                    /s/ Timothy I. Levart
                                    --------------------------
                                    Timothy I. Levart

                                    /s/ Robert J. Brivio, Jr.
                                    -------------------------
                                    Robert J. Brivio, Jr.

                                    /s/ Eric P. Epstein
                                    --------------------------
                                    Eric P. Epstein

Schedule 13G
CUSIP No. 05356X700                                              PAGE 44 OF 44

                                    /s/ Anthony A. Yoseloff
                                    --------------------------
                                    Anthony A. Yoseloff

                                    /s/ Avram Z. Friedman
                                    --------------------------
                                    Avram Z. Friedman

                                    /s/ Conor Bastable
                                    --------------------------
                                    Conor Bastable